Exhibit 99.1

American Campus Communities, Inc. Reports Third Quarter 2014 Financial Results

Delivers six development assets totaling $258.9 million
Leads public student housing sector in Fall 2014 occupancy and rental rate growth

AUSTIN, Texas--(BUSINESS WIRE)--October 21, 2014--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2014.

Highlights

  Increased quarterly FFOM per share to $0.44 per fully diluted share or $46.5 million, versus $0.39 per fully diluted share or $41.5 million for the third quarter prior year.
  Increased same store wholly-owned net operating income ("NOI") by 5.6 percent over the third quarter 2013.
  Improved same store wholly-owned occupancy to 97.5 percent as of September 30, 2014 compared to 96.8 percent for the same date prior year, with an average rental rate increase of 2.1 percent.
  Delivered six owned and mezzanine development projects into service for the 2014-2015 academic year totaling $258.9 million in development costs and containing 3,573 beds which were 98.1 percent occupied as of September 30, 2014.
  Completed and delivered College Park, a 567-bed on-campus participating property serving students attending West Virginia University, which opened 97.7 percent occupied.

“We are pleased with the results of our Fall 2014 lease-up, which resulted in 2.8 percent same store rental revenue growth for the 2014-2015 academic year and led the public student housing sector in both final occupancy and rental rate growth. With the completion of the lease-up and our results to date, we believe we are trending between the midpoint and upper end of our FFOM guidance range,” said Bill Bayless, American Campus CEO. “Significant tailwinds are developing in the sector, with public and private student housing players noting increases in both occupancy and rental rates at the recent National Multifamily Housing Council Student Housing Conference. Additionally, Axiometrics is projecting a decrease in Fall 2015 supply by approximately 25 percent from the deliveries in Fall 2014. With these strong underlying fundamentals, we are currently targeting rental rate growth for the 2015-2016 academic year of approximately 2.8 percent as we kickoff leasing, which we believe positions us to generate same store net operating income growth in excess of three percent in 2015 and beyond.”

Third Quarter Operating Results

Revenue for the 2014 third quarter totaled $181.9 million, an increase of 14.9 percent from $158.4 million in the third quarter 2013, and operating income for the quarter increased $6.1 million or 40.6 percent over the prior year third quarter. The increase in revenues and operating income was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2014-2015 academic year. Net loss for the 2014 third quarter totaled $5.8 million as compared with net income of $47.2 million for the same quarter in 2013. The decrease in net income as compared to the prior year quarter is primarily due to the disposition of four properties in July 2013, which resulted in a gain of $52.8 million recognized during the third quarter 2013. An increase in corporate interest expense resulting from our June 2014 bond offering also contributed to the decrease in net income. FFO for the 2014 third quarter totaled $45.7 million, or $0.43 per fully diluted share, as compared to $39.9 million, or $0.37 per fully diluted share for the same quarter in 2013. FFOM for the 2014 third quarter was $46.5 million, or $0.44 per fully diluted share as compared to $41.5 million, or $0.39 per fully diluted share for the same quarter in 2013. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store wholly-owned properties was $65.3 million in the quarter, an increase of 5.6 percent over $61.8 million in the 2013 third quarter. Same store wholly-owned property revenues increased by 4.9 percent over the 2013 third quarter due to an increase in occupancy and average rental rates for the 2014-2015 academic year. Same store wholly-owned property operating expenses increased by 4.3 percent over the prior year quarter due primarily to increases in payroll and general and administrative expenses. NOI for the total wholly-owned portfolio increased 15.9 percent to $74.3 million for the quarter from $64.1 million in the comparable period of 2013.

Portfolio Update

Developments

During the quarter, the company completed construction and delivered $227.2 million of owned and mezzanine development assets into service. Including the June delivery of Merwick Stanworth Phase I, six new communities were delivered in 2014 with a total project cost of $258.9 million. These developments are all core Class A assets pedestrian to campus in their respective markets and on track to meet their previously announced stabilized development yield in the range of 6.75 - 7.0 percent. As of September 30, 2014, the new assets are 98.1 percent occupied for the upcoming academic year.

The company continues to progress on the construction of four additional owned development projects with expected deliveries in Fall 2015. The developments total approximately $313.7 million, are all core Class A assets located on or pedestrian to campus in their respective markets and average less than 0.1 miles to campus.

Also during the quarter, the company delivered College Park, a 567-bed on-campus participating property at West Virginia University, which generated on-campus participating property development fees of $2.4 million during the construction period. As the community is now operational, the company and the University will each receive 50 percent of defined net cash flow on an annual basis for an initial term of 40 years with two 10-year extension options.

Dispositions

In September, the company sold The Enclave, a non-core 480-bed community built in 2002 and located approximately one-mile from the campus of Bowling Green State University in Ohio for a total sales price of $6.3 million. The property was sold at an economic cap rate of 5.6 percent based on in-place rental revenue and trailing-12 operating expenses.

Capital Markets

At-The-Market (ATM) Share Offering Program

During the quarter, the company sold 149,240 shares of common stock under the ATM program at a weighted average price of $40.10 per share for net proceeds of approximately $5.9 million. There has been no ATM activity subsequent to quarter end.

2014 Outlook

Based upon the results of the Fall 2014 lease-up and the financial results achieved through the third quarter of 2014, management believes that both 2014 FFO and FFOM are trending between the midpoint and the upper end of the current guidance ranges of $2.34 to $2.41 and $2.29 to $2.37 per fully diluted share, respectively.

All guidance is based on the current expectations and judgment of the company's management team.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2014 outlook on Wednesday, October 22, 2014 at 10 a.m. EDT (9:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 6030479, and participants outside the U.S. may dial 412-317-6061 passcode 6030479 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until October 30, 2014 by dialing 877-344-7529 or 412-317-0088 conference number 10052439. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 166 student housing properties containing approximately 102,200 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 199 properties with approximately 128,300 beds. Visit www.americancampus.com or www.studenthousing.com

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2014	December 31, 2013
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$5,356,617	$5,199,008
Wholly-owned property held for sale	-	14,408
On-campus participating properties, net	95,393	73,456
Investments in real estate, net	5,452,010	5,286,872

Cash and cash equivalents	19,412	38,751
Restricted cash	31,338	35,451
Student contracts receivable, net	14,660	9,238
Other assets	236,441	227,728
Total assets	$5,753,861	$5,598,040

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,387,581	$1,507,216
Secured agency facility	-	87,750
Unsecured notes	798,264	398,721
Unsecured term loans	600,000	600,000
Unsecured revolving credit facility	138,500	150,700
Accounts payable and accrued expenses	73,596	65,088
Other liabilities	155,386	110,036
Total liabilities	3,153,327	2,919,511

Redeemable noncontrolling interests	50,937	47,964

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,044	1,043
Additional paid in capital	3,022,686	3,017,631
Accumulated earnings and dividends	(474,659)	(392,338)
Accumulated other comprehensive loss	(5,114)	(1,435)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,543,957	2,624,901
Noncontrolling interests - partially owned properties	5,640	5,664
Total equity	2,549,597	2,630,565
Total liabilities and equity	$5,753,861	$5,598,040

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Wholly-owned properties	$171,816	$150,031	$506,822	$447,904
On-campus participating properties	5,786	5,066	18,709	17,871
Third-party development services	1,856	622	3,624	1,656
Third-party management services	1,769	1,792	5,751	5,425
Resident services	709	883	2,190	1,912
Total revenues	181,936	158,394	537,096	474,768
Operating expenses
Wholly-owned properties	98,232	86,838	250,074	221,817
On-campus participating properties	3,003	3,021	8,265	8,454
Third-party development and management services	2,881	3,058	8,387	7,786
General and administrative	4,807	3,934	14,159	12,366
Depreciation and amortization	49,576	45,056	146,201	137,811
Ground/facility leases	2,206	1,386	5,351	3,749
Total operating expenses	160,705	143,293	432,437	391,983
Operating income	21,231	15,101	104,659	82,785
Nonoperating income and (expenses)
Interest income	1,055	792	3,123	2,165
Interest expense	(23,794)	(19,584)	(65,873)	(56,364)
Amortization of deferred financing costs	(1,543)	(1,410)	(4,503)	(4,134)
Loss from disposition of real estate[1]	(67)	-	(67)	-
Other nonoperating (expense) income	(2,377)	134	(2,377)	(2,666)
Total nonoperating expenses	(26,726)	(20,068)	(69,697)	(60,999)
(Loss) income before income taxes and discontinued operations	(5,495)	(4,967)	34,962	21,786
Income tax provision	(290)	(255)	(869)	(765)
(Loss) income from continuing operations	(5,785)	(5,222)	34,093	21,021
Discontinued operations[2]
Income (loss) attributable to discontinued operations	-	223	(123)	5,027
Gain from disposition of real estate	-	52,831	2,843	52,831
Total discontinued operations	-	53,054	2,720	57,858
Net (loss) income	(5,785)	47,832	36,813	78,879
Net income attributable to noncontrolling interests	(62)	(656)	(824)	(2,064)
Net (loss) income attributable to American Campus Communities, Inc. and Subsidiaries	$(5,847)	$47,176	$35,989	$76,815
Other comprehensive income (loss)
Change in fair value of interest rate swaps	2,073	(1,163)	(3,797)	4,451
Comprehensive (loss) income	$(3,774)	$46,013	$32,192	$81,266
Net (loss) income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$(0.06)	$0.45	$0.34	$0.73
Diluted	$(0.06)	$0.45	$0.33	$0.72
Weighted-average common shares outstanding
Basic	104,968,616	104,781,431	104,903,344	104,752,982
Diluted	104,968,616	104,781,431	105,605,755	105,381,053

  Represents a loss from the sale of a wholly-owned property (the Enclave) in September 2014. Due to a recent change in accounting guidance, The Enclave along with future disposals of individual operating properties will no longer qualify as discontinued operations and will be classified within income from continuing operations on the consolidated statements of comprehensive income.
  The operations for properties sold during 2013, along with any properties sold in 2014 that were classified as held for sale as of December 31, 2013, are not subject to the new accounting guidance for discontinued operations and have been presented in discontinued operations in the consolidated statements of comprehensive income. We sold Hawks Landing in February 2014 but will continue to present the operations of the property and the resulting gain from disposition in discontinued operations because the property was classified as held for sale in our consolidated financial statements for the year ended December 31, 2013.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net (loss) income attributable to American Campus Communities, Inc. and Subsidiaries	$(5,847)	$47,176	$35,989	$76,815
Noncontrolling interests[1]	62	656	824	1,273
Loss (gain) from disposition of real estate	67	(52,831)	(2,776)	(52,831)
Elimination of provision for asset impairment – wholly-owned property[2]	2,377	-	2,377	-
Real estate related depreciation and amortization	49,029	44,905	144,681	138,704
Funds from operations (“FFO”)	45,688	39,906	181,095	163,961

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	749	1,002	(1,242)	(493)
Amortization of investment in on-campus participating properties	(1,548)	(1,197)	(3,988)	(3,553)
	44,889	39,711	175,865	159,915
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[3]	1,070	627	2,347	1,686
Management fees	257	242	841	832
On-Campus participating properties development fees[4]	642	950	1,070	950
Impact of on-campus participating properties	1,969	1,819	4,258	3,468

Impact of University Walk (pre-sale arrangement)[5]	(323)	-	(323)	-
Non-cash litigation settlement expense[6]	-	-	-	2,800
Funds from operations-modified ("FFOM”)	$46,535	$41,530	$179,800	$166,183

FFO per share – diluted	$0.43	$0.37	$1.69	$1.54
FFOM per share – diluted	$0.44	$0.39	$1.68	$1.56
Weighted average common shares outstanding – diluted	106,974,047	106,639,825	106,940,665	106,629,998

  For the nine months ended September 30, 2013, excludes $0.8 million of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property. Effective July 1, 2013, the company acquired the noncontrolling partner’s interest and now owns 100% of the property.
  For the three and nine months ended September 30, 2014, represents an impairment charge recorded for The Enclave, a property that was sold in September 2014. Due to a recent change in accounting guidance, The Enclave along with future disposals of individual operating properties will no longer qualify as discontinued operations. As a result, this impairment charge is included in other nonoperating expense in the consolidated statements of comprehensive income (refer to table 2).
  50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to table 2).
  Represents development and construction management fees related to the West Virginia University on-campus participating property, which completed construction in August 2014. Although the company is including this project in its consolidated financial statements for accounting purposes, similar to our other on-campus participating properties, we view the economic benefit of such properties as limited to the development/construction management fees, property management fees and the 50% share of net cash flow that we receive. As such, for purposes of calculating FFOM, we are recognizing the fees received for this project similar to other third-party development projects.
  University Walk is a property subject to a pre-sale arrangement that we did not own as of September 30, 2014 but are obligated to purchase as long as the developer meets certain construction deadlines and closing conditions. The property opened for operations in August and we anticipate closing on the purchase of the property in the fourth quarter 2014. The property is consolidated for financial reporting purposes but we do not benefit from the net cash flow from operations prior to our purchase. As a result, we have excluded the operations of this property from FFOM.
  On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. The acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments. Management believes it is appropriate to exclude this non-cash charge from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000